EXHIBIT B

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that Royal Bank of Canada (“RBC”) does hereby make, constitute and appoint John Penn, an employee of RBC Capital Market, LLC (“RBCCM”), acting individually, its true and lawful attorney, in order for RBCCM to satisfy its obligations to RBC under a services agreement and related information schedule between RBC and RBCCM, to execute and deliver in its name and on its behalf whether RBC is acting individually or as a representative of others, any and all filings required to be made by RBC under the Securities Exchange Act of 1934, as amended (the “Act”), with respect to securities which may be deemed to be beneficially owned by RBCCM and RBC under the Act, giving and granting unto said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as RBC might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of RBCCM.

Royal Bank of Canada

By:	/s/ Jonathan Hunter
Name:	Jonathan Hunter
Title:	Officer
Date:	August 7, 2013

By :	/s/ Walter R. Borek
Name:	Walter R. Borek
Title:	Vice-President
Date:	August 7, 2013